EXHIBIT 99.7

                                                          EXECUTION COPY

STOCKHOLDER AGREEMENT

     AGREEMENT, dated April 28, 1996 (this "Agreement"), by and between Computer Sciences Corporation, a Nevada corporation ("Parent"), and DST Systems, Inc., a Delaware corporation ("Stockholder").

WITNESSETH:

WHEREAS, concurrently herewith, Parent, Continental Acquisition, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and The Continuum Company, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement") pursuant to which Merger Sub will be merged with and into the Company (the "Merger");

WHEREAS, Stockholder owns the number of shares, par value $.10 per share, of common stock of the Company (the "Stock" or "Company Common Stock") set forth opposite Stockholder's name on Schedule I hereto;

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that Stockholder agree, and Stockholder has agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

     1. Provisions Concerning Company Common Stock. Stockholder hereby agrees that during the period commencing on the date hereof and continuing until the Termination Date (as defined in Section 3 below), at any meeting of the holders of Company Common Stock, however called, where approval of the Merger has been recommended by the Board of Directors of the Company, or in connection with any written consent of the holders of Company Common Stock, where approval of the Merger has been recommended by the Board of Directors of the Company, Stockholder shall vote (or cause to be voted) the Stock held of record or Beneficially Owned (as defined below) by Stockholder, whether now owned or hereafter acquired, in favor of approval of the Merger Agreement and any actions required in furtherance thereof and hereof. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, any Stock owned by Thomas A. McDonnell shall not be deemed to be Beneficially Owned by Stockholder. Stockholder shall have no obligation to call or convene any meeting of Company stockholders or to solicit any proxies respecting any such meeting.

     2. Covenants, Representations and Warranties. Stockholder hereby represents and warrants to Parent as follows:

     (a) Ownership of Stock. Stockholder (i) is the Beneficial Owner of the Stock set forth opposite Stockholder's name on Schedule I hereto, which at the date hereof and at all times up until the Termination Date will be free and clear of any liens, claims, charges, options, warrants or other encumbrances or commitments; (ii) does not Beneficially Own any shares of Company Common Stock other than the Stock set forth on Schedule I hereto; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement.

     (b) Restriction on Transfer. Proxies and Non-Interference. Prior to the Termination Date, Stockholder shall not, directly or indirectly: (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Company Common Stock Beneficially Owned by Stockholder or any interest therein; (ii) grant any proxies or powers of attorney with respect to any Stock, or deposit any Stock into a voting agreement, except in connection with the Merger; or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder's obligations under this Agreement.

     (c) Reliance by Parent. Stockholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

     3. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Stock shall terminate upon the earlier of (a) termination of the Merger Agreement in accordance with its terms, (b) upon filing of a Certificate of Merger with the Secretary of State of Delaware, and (c) September 30, 1996 (the "Termination Date").

     4. Stockholder Capacity. Stockholder is executing and delivering this Agreement solely in its capacity as the record and Beneficial Owner of the Shares of Company Common Stock subject hereto.

     5.     Miscellaneous.

     (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.


     (b) Certain Events. Stockholder agrees that this Agreement and the obligations hereunder shall attach to shares of Company Common Stock Beneficially Owned by Stockholder and shall be binding upon any person or entity to which legal or beneficial ownership of such Stock shall pass, whether by operation of law or otherwise, including, without limitation, Stockholder's successors. Notwithstanding any transfer of Stock, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

     (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Stockholder:     At the address set forth
          on Schedule I hereto

If to Parent
or Merger Sub:     Computer Sciences Corporation
               2100 E. Grand Avenue
               El Segundo, California 90245
               Telephone:  (310) 615-1700
               Facsimile:  (310) 322-9767
               Attention:  Hayward D. Fisk

with a copy to:          Gibson, Dunn & Crutcher
               333 South Grand Avenue
               Los Angeles, California 90071-3197
               Attention:  Ronald S. Beard, Esq.
               Telephone:  (213) 229-7000
               Facsimile:  (213) 229-7520

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

     (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     (1) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.


     IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                              COMPUTER SCIENCES CORPORATION

                              By:     /s/ Van B. Honeycutt
                            Name:     Van B. Honeycutt
                           Title:     President

                              DST SYSTEMS, INC.

                              By:     /s/ Thomas A. McDonnell
                            Name:     Thomas A. McDonnell
                           Title:     President and CEO


                                 Schedule I to
                             Stockholder Agreement

Name and Address                                   Number of Shares Owned

DST Systems, Inc.                                        5,549,141
1055 Broadway, 9th Floor
Kansas City, Missouri 64105
Attn: President